CONTACT:
Michael Archer
Senior Vice President
Corporate Controller
Camden National Corporation
(800) 860-8821
marcher@camdennational.com

FOR IMMEDIATE RELEASE

CAMDEN NATIONAL CORPORATION REPORTS
FOURTH QUARTER AND YEAR END 2020 FINANCIAL RESULTS

Camden National Reports Record Net Income of $59.5 Million for the Year Ended 2020
and $18.3 Million for the Fourth Quarter of 2020

CAMDEN, Maine, January 26, 2021/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $4.9 billion bank holding company headquartered in Camden, Maine, reported net income of $18.3 million and diluted earnings per share ("EPS") of $1.22 for the fourth quarter of 2020, an increase of 20% and 23% over the fourth quarter of 2019, respectively.

Net income for the year ended 2020 was $59.5 million, an increase of 4% over the year ended 2019. Over the same period, diluted EPS increased 7% to $3.95 for the year ended 2020. Strong earnings translated into a return on average assets of 1.23%, a return on average equity of 11.81%, and a return on average tangible equity (non-GAAP) of 14.79% for the year ended 2020.

"We have a lot to be proud about at Camden National this year,” said Gregory A. Dufour, President and Chief Executive Officer of the Company. "2020 was a year unlike any other with so many personal and professional challenges, as the COVID-19 health crisis disrupted the lives of the people and businesses across all communities we serve. Despite these challenges, we were able to support our employees, as well as provide outstanding service to our customers and communities in their time of need through various offerings, including our Employee Assistance Program, SBA Paycheck Protection Program, short-term loan deferrals, and continued generous donations to our communities."

"Our annual financial results speak to the dedication, hard work and resiliency of our employees across all areas of our company. One great example that highlights the effort and teamwork across the organization is from our residential mortgage team. The team worked tirelessly this past year to support our customers as interest rates hit a historical low, and we were able reach a new record of $1 billion in mortgage originations this past year." Dufour added, "While our methods for conducting business may have changed this year in response to COVID-19, our focus on and ability to deliver an excellent customer experience didn't. Recently, we were named a Customer Experience Leader by a leading independent research firm, Greenwich Associates, for U.S. Retail Banking and U.S. Commercial Small Business."

The Company ended 2020 with excellent asset quality, including non-performing assets of 0.22% of total assets and short-term loan modifications of 0.8% of total loans.

Q4 2020 FINANCIAL HIGHLIGHTS

•Fourth quarter 2020 net income and diluted EPS increased 20% and 23% over the fourth quarter of 2019, respectively, and 9% and 10% over the third quarter of 2020, respectively.
•Fourth quarter 2020 pre-tax, pre-provision earnings (non-GAAP) increased 19% over the fourth quarter of 2019 and 5% over the third quarter of 2020.
•Fourth quarter 2020 return on average assets was 1.45%, return on average equity was 13.94%, and return on average tangible equity (non-GAAP) was 17.27%.
•Fourth quarter 2020 net interest margin was 3.06%, compared to 3.12% for the fourth quarter of 2019 and 3.00% for the third quarter of 2020.
•In the fourth quarter of 2020, the Company adopted the new accounting standard for credit loss provisions, commonly referred to as "CECL" (Current Expected Credit Losses), effective as of January 1, 2020. Under CECL, the allowance for loan losses was 1.18% of total loans at December 31, 2020.
•At December 31, 2020, loans operating under a short-term deferral arrangement due to COVID-19 were negligible at 0.8% of total loans, compared to 5.5% at September 30, 2020.
•Non-performing assets were 0.22% of total assets at December 31, 2020, and annualized net (recoveries) / charge-offs were (0.02)% and 0.02% of average loans for the fourth quarter and year ended 2020, respectively.
•Repurchased 9,408 shares of Camden National common stock in the fourth quarter of 2020 and 274,354 shares for the year ended 2020.

FINANCIAL CONDITION

As of December 31, 2020, total assets were $4.9 billion, an 11% increase over last year. Asset growth during 2020 was driven by an increase in investment balances of $195.6 million, or 21%, loan balances of $124.8 million, or 4%, and cash balances of $70.1 million, or 93%. The increase in cash and investment balances during the year was primarily driven by elevated deposits resulting from government stimulus in response to COVID-19, and loan balances increased primarily due to PPP loans. Commercial and commercial real estate loan originations slowed during the year in response to COVID-19, while residential mortgage loan originations soared and reached a new record during the year of $1.0 billion, an increase of 79% over 2019. The increase was largely driven by refinancing activities as interest rates hit record lows in response to economic uncertainty related to COVID-19. For the fourth quarter and year ended 2020, the Company sold 59% and 61% of its residential mortgage originations to the secondary market, respectively, compared to 59% for the fourth quarter of 2019, 69% for the third quarter of 2020, and 51% for the year ended 2019.

As of December 31, 2020, deposits totaled $4.0 billion, an increase of 13% during the year. The increase was driven by core deposit (non-GAAP) growth of $539.0 million, or 19%, which was fueled by government stimulus programs in response to COVID-19. Over the same period, certificates of deposits ("CD's") and total borrowings decreased $164.1 million, or 31%, and $91.1 million, or 27%, respectively, given the influx of core deposits.

The Company's total loan-to-deposit ratio at December 31, 2020 was 80%, compared to 87% at December 31, 2019.

At December 31, 2020, the Company's capital position remained well in excess of regulatory requirements, including a total risk-based capital ratio of 15.40% and a tier 1 leverage ratio of 9.13%.

In December 2020, the Company announced a cash dividend to shareholders of $0.33 per share, payable on January 29, 2021, to shareholders of record as of January 15, 2021. As of December 31, 2020, the Company's annualized dividend yield was 3.69% based on Camden National's closing share price of $35.78, as reported by NASDAQ.

For the year ended 2020, the Company repurchased 274,354 shares of its common stock. The Company continues to monitor and evaluate its use of capital, particularly during these volatile and uncertain times.

ASSET QUALITY AND COVID-19 SHORT TERM LOAN DEFERMENTS

As of December 31, 2020, the Company's asset quality metrics remained very strong with non-performing assets of 0.22% of total assets and loans 30-89 days past due of 0.10% of total loans. In comparison, at September 30, 2020 and December 31, 2019, non-performing assets were 0.22% and 0.25% of total assets, respectively, and loans 30-89 days past due were 0.18% and 0.17% of total loans, respectively.

In March 2020, the Company began offering temporary debt relief to business and retail customers impacted by COVID-19. All loan modifications made by the Company complied with the terms of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") or bank regulator guidance, and, thus, were not individually assessed, designated or accounted for as troubled-debt restructurings.

Short-term debt payment relief was provided to commercial and retail customers for periods up to 180 days, including full and partial principal and/or interest payment relief. At December 31, 2020, loans operating under a short-term deferral arrangement totaled $26.5 million, or 0.8% of total loans, in comparison to 5.5% of total loans at September 30, 2020.

In late December 2020, another stimulus package was signed into law to provide additional COVID-19 relief for business and consumers. This stimulus package allows the Company the opportunity to again provide temporary debt relief to those impacted by COVID-19. At this time, the Company believes that any additional temporary debt relief would be made on a case-by-case basis.

CECL ADOPTION

In the fourth quarter of 2020, the Company adopted the CECL methodology for accounting for provision for loan losses and certain off-balance credit exposures, effective as of January 1, 2020. Upon the adoption of CECL, the Company recorded a net cumulative-effect adjustment that decreased retained earnings by $2.8 million. This adjustment was the net result of: (1) a $233,000 increase in the allowance for loan losses, (2) a $3.3 million increase in other liabilities related to the allowance for off-balance sheet credit exposures, and (3) a $769,000 increase in deferred tax assets. Interim period financial statements for 2020 were not restated for CECL adoption, but rather continue to be reported under the incurred loss methodology.

The adoption of CECL did not result in the recording of an allowance for credit losses on the Company’s held-to-maturity debt securities.

FINANCIAL OPERATING RESULTS (Q4 2020 vs. Q3 2020)

Net income for the fourth quarter of 2020 was $18.3 million, an increase of $1.5 million, or 9%, over the third quarter of 2020. Diluted EPS for the fourth quarter of 2020 was $1.22, an increase of $0.11, or 10%, over the previous quarter.

Net Interest Income. Net interest income for the fourth quarter of 2020 was $35.5 million, an increase of $980,000, or 3%, over the third quarter of 2020. The increase was driven by PPP loan income earned during the fourth quarter of $3.7 million, an increase of $1.3 million over the prior quarter.

Net interest margin for the fourth quarter of 2020 was 3.06%, an increase of 6 basis points over the third quarter of 2020. The increase between periods was driven by higher PPP loan contribution of 14 basis points and a decrease in costs of funds of 5 basis points, partially offset by an increase in excess liquidity of 4 basis points and a decrease in interest-earning asset yields given the low interest rate environment.

Our net interest margin, excluding PPP loans and excess liquidity (non-GAAP), for the fourth quarter of 2020 was 2.99%, compared to 3.03% for the third quarter of 2020.

Provision for Credit Losses. The provision for credit losses for the fourth quarter of 2020 was reported using the CECL loss methodology, whereas the third quarter 2020 provision for credit losses was reported using the incurred loss methodology.

The change in provision for credit losses between periods is highlighted in the table below:

	CECL	Incurred	Change
($ in thousands)	Q4 2020	Q3 2020	Increase / (Decrease)
Provision for credit losses - loans	$1,043	$1,000	$43
Credit for credit losses - off-balance sheet credit exposures	(785)	(13)	(772)
Provision for credit losses	$258	$987	$(729)

Non-Interest Income. Non-interest income for the fourth quarter of 2020 was $14.3 million, an increase of $1.6 million, or 13%, over the third quarter of 2020. The increase between periods was driven by an increase in mortgage banking income of $934,000 and recognition of our annual debit card income bonus of $555,000 in the fourth quarter of 2020.

Non-Interest Expense. Non-interest expense for the fourth quarter of 2020 was $26.7 million, an increase of $1.5 million, or 6%, compared to the third quarter of 2020. Compensation-related expenses increased $2.5 million between periods primarily due to incentive compensation due to strong Company performance for the year ended 2020. This was partially offset by a decrease in other expenses of $1.2 million between periods as the Company accrued $1.2 million for a legal matter settlement in the third quarter of 2020. The Company’s efficiency ratio calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) was 53.61% for the fourth quarter of 2020 and 53.30% for the fourth quarter of 2020 on a non-GAAP basis.

FINANCIAL OPERATING RESULTS (Q4 2020 vs. Q4 2019)

Net income for the fourth quarter 2020 increased $3.0 million, or 20%, over the fourth quarter of 2019. Diluted EPS increased $0.23, or 23%, over the same period.

Net Interest Income. Net interest income for the fourth quarter of 2020 increased $3.2 million, or 10%, over the fourth quarter 2019. The increase was led by PPP loan income of $3.7 million in the fourth quarter of 2020.

Net interest margin for the fourth quarter of 2020 decreased 6 basis points compared to the fourth quarter of 2019. Net interest margin compression between periods was driven by the change in the interest rate environment and the build of cash balances both pressuring our yield on interest-earning assets. Our yield on interest-earning assets for the fourth quarter of 2020 was 3.38%, which included a 19 basis point contribution from PPP loans and a 15 basis point drag from excess liquidity, compared to 4.02%, which included a 1 basis point drag from excess liquidity, for the fourth quarter of 2019. Over this same period, our cost of funds decreased 61 basis points to 0.33% for the fourth quarter of 2020.

Our net interest margin, excluding PPP loans and excess liquidity (non-GAAP), for the fourth quarter of 2020 was 2.99%, compared to 3.13% for the fourth quarter of 2019.

Provision for Credit Losses. The provision for credit losses for the fourth quarter of 2020 was reported using the CECL loss methodology, whereas the fourth quarter 2019 provision for credit losses was reported using the incurred loss methodology.

The change in provision for credit losses between periods is highlighted in the table below:

	CECL	Incurred	Change
($ in thousands)	Q4 2020	Q4 2019	Increase / (Decrease)
Provision for credit losses - loans	$1,043	$204	$839
(Credit) provision for credit losses - off-balance sheet credit exposures	(785)	10	(795)
Provision for credit losses	$258	$214	$44

Non-Interest Income. Non-interest income for the fourth quarter 2020 increased $2.4 million, or 20%, over the fourth quarter of 2019. The increase between periods was led by an increase in mortgage banking income of $3.4 million driven by an increase in residential mortgage sales of 64%, and was partially offset by a one-time unrealized gain of $866,000 recognized in the fourth quarter of 2019, lower service charge income of $449,000 and lower customer loan swap fees of $247,000.

Non-Interest Expense. Non-interest expense for the fourth quarter of 2020 increased $1.9 million, or 8%, over the fourth quarter of 2019. The net increase was driven by: (1) an increase in compensation-related expenses of $1.8 million driven by normal merit increases and higher incentive accruals based on performance, (2) an increase in furniture, equipment, and data processing costs of $410,000 driven by new systems and technologies, (3) an increase in regulatory assessment costs of $309,000 as the assessment credits received in 2019 were fully utilized prior to the fourth quarter of 2020, and (4) lower employment and travel-related costs of $432,000 driven by changes due to COVID-19.

CONFERENCE CALL

Camden National will host a conference call and webcast at 3:00 p.m., Eastern Time, on Tuesday, January 26, 2021 to discuss its fourth quarter and fiscal year 2020 financial results and outlook. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (domestic): (888) 349-0139
Live dial-in (international): (412) 542-4154
Live webcast: https://services.choruscall.com/links/cac210126.html

A link to the live webcast will be available on Camden National's website under "Investor Relations" at CamdenNational.com prior to the meeting, and a replay of the webcast will be available on Camden National's website following the conference call. The transcript of the conference call will also be available on Camden National's website approximately two days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ:CAC) is the largest publicly traded bank holding company in Northern New England with approximately $4.9 billion in assets and approximately 610 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 58 banking centers, 24/7 live phone support, 68 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past three years, Camden National Bank was named a Customer Experience (CX) Leader by a leading independent research firm, Greenwich Associates. In 2020, it received awards in two CX categories: U.S. Retail Banking and U.S. Commercial Small Business. The Finance Authority of Maine has awarded Camden National Bank as "Lender at Work for Maine" for eleven years. Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.com. Member FDIC.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; changes in general economic conditions; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; changes in the securities markets and other risks and uncertainties disclosed in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by other filings with the Securities and Exchange Commission ("SEC"). Further, statements about the potential effects of the COVID-19 pandemic on our business, results of operations and financial condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, action taken by government authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, service providers and on economies and markets more generally. Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with GAAP, management supplements this evaluation with certain non-GAAP financial measures, such as pre-tax, pre-provision earnings; return on average tangible equity; the efficiency and tangible common equity ratios; tangible book value per share; core deposits and average core deposits; adjusted yield on interest-earning assets and adjusted net interest margin (fully-taxable equivalent); and allowance for loan losses to total loans, excluding SBA PPP loans. Management utilizes these non-GAAP financial measures for purposes of measuring our performance against our peer group and other financial institutions and analyzing our internal performance. We also believe these non-GAAP financial measure help investors better understand the Company's operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document.

ANNUALIZED DATA

Certain returns, yields and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. Annualized data may not be indicative of any four-quarter period, and are presented for illustrative purposes only.

Selected Financial Data
(unaudited)

	At or For The Three Months Ended			At or For The Year Ended
(In thousands, except number of shares and per share data)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Financial Condition Data
Investments	$1,128,651	$1,121,712	$933,069	$1,128,651	$933,069
Loans and loans held for sale	3,261,379	3,312,777	3,106,877	3,261,379	3,106,877
Allowance for loan losses	37,865	36,414	25,171	37,865	25,171
Total assets	4,898,745	5,153,793	4,429,521	4,898,745	4,429,521
Deposits	4,005,244	4,224,044	3,537,743	4,005,244	3,537,743
Borrowings	246,770	294,361	337,889	246,770	337,889
Shareholders' equity	529,314	517,522	473,415	529,314	473,415
Operating Data
Net interest income	$35,461	$34,481	$32,239	$136,307	$127,630
Provision for credit losses	258	987	214	12,418	2,861
Non-interest income	14,331	12,696	11,948	50,490	42,113
Non-interest expense	26,692	25,221	24,814	99,983	95,303
Income before income tax expense	22,842	20,969	19,159	74,396	71,579
Income tax expense	4,564	4,194	3,921	14,910	14,376
Net income	$18,278	$16,775	$15,238	$59,486	$57,203
Key Ratios
Return on average assets	1.45%	1.34%	1.35%	1.23%	1.30%
Return on average equity	13.94%	13.01%	12.77%	11.81%	12.44%
GAAP efficiency ratio	53.61%	53.46%	56.16%	53.52%	56.15%
Net interest margin (fully-taxable equivalent)	3.06%	3.00%	3.12%	3.09%	3.15%
Non-performing assets to total assets	0.22%	0.22%	0.25%	0.22%	0.25%
Common equity ratio	10.81%	10.04%	10.69%	10.81%	10.69%
Tier 1 leverage capital ratio	9.13%	8.96%	9.55%	9.13%	9.55%
Common equity tier 1 risk-based capital ratio	12.45%	12.21%	11.80%	12.45%	11.80%
Tier 1 risk-based capital ratio	13.78%	13.55%	13.16%	13.78%	13.16%
Total risk-based capital ratio	15.40%	15.15%	14.44%	15.40%	14.44%
Per Share Data
Basic earnings per share	$1.22	$1.12	$1.00	$3.96	$3.70
Diluted earnings per share	$1.22	$1.11	$0.99	$3.95	$3.69
Cash dividends declared per share	$0.33	$0.33	$0.33	$1.32	$1.23
Book value per share	$35.50	$34.69	$31.26	$35.50	$31.26
Non-GAAP Measures(1)
Return on average tangible equity	17.27%	16.21%	16.26%	14.79%	15.99%
Efficiency ratio	53.30%	50.60%	55.64%	52.56%	55.77%
Pre-tax, pre-provision earnings	$23,100	$21,956	$19,373	$86,814	$74,440
Allowance for loan losses to total loans, excluding SBA PPP loans	1.23%	1.19%	0.81%	1.23%	0.81%
Tangible common equity ratio	8.99%	8.30%	8.66%	8.99%	8.66%
Tangible book value per share	$28.96	$28.14	$24.77	$28.96	$24.77
(1)    Please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)."

Consolidated Statements of Condition Data
(unaudited)

(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019
ASSETS
Cash and due from banks	$49,524	$42,119	$39,586
Interest-bearing deposits in other banks (including restricted cash)	96,250	304,270	36,050
Total cash, cash equivalents and restricted cash	145,774	346,389	75,636
Investments:
Available-for-sale securities, at fair value (book value of $1,078,474, $1,070,479 and $913,978, respectively)	1,115,813	1,107,069	918,118
Held-to-maturity securities, at amortized cost (fair value of $1,411, $1,403 and $1,359, respectively)	1,297	1,298	1,302
Other investments	11,541	13,345	13,649
Total investments	1,128,651	1,121,712	933,069
Loans held for sale, at fair value (book value of $40,499, $37,301 and $11,915, respectively)	41,557	37,935	11,854
Loans:
Commercial real estate	1,369,470	1,333,733	1,243,397
Commercial(1)	381,494	375,548	442,701
SBA PPP	135,095	223,838	—
Residential real estate	1,054,798	1,044,103	1,070,374
Consumer and home equity	278,965	297,620	338,551
Total loans	3,219,822	3,274,842	3,095,023
Less: allowance for loan losses(2)	(37,865)	(36,414)	(25,171)
Net loans	3,181,957	3,238,428	3,069,852
Goodwill	94,697	94,697	94,697
Core deposit intangible assets	2,843	3,014	3,525
Bank-owned life insurance	94,877	94,262	92,344
Premises and equipment, net	39,884	40,517	41,836
Deferred tax assets	11,956	11,195	16,823
Other assets	156,549	165,644	89,885
Total assets	$4,898,745	$5,153,793	$4,429,521
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest checking	$792,550	$800,582	$552,590
Interest checking	1,288,575	1,419,544	1,153,203
Savings and money market	1,282,886	1,306,868	1,119,193
Certificates of deposit	357,666	405,434	521,752
Brokered deposits	283,567	291,616	191,005
Total deposits	4,005,244	4,224,044	3,537,743
Short-term borrowings	162,439	210,055	268,809
Long-term borrowings	25,000	25,000	10,000
Subordinated debentures	59,331	59,306	59,080
Accrued interest and other liabilities(2)	117,417	117,866	80,474
Total liabilities	4,369,431	4,636,271	3,956,106
Shareholders’ equity	529,314	517,522	473,415
Total liabilities and shareholders’ equity	$4,898,745	$5,153,793	$4,429,521
(1)    Includes the Healthcare Professional Funding Corporation ("HPFC") loan portfolio.
(2)    At December 31, 2020, the reported balance has been accounted for under the CECL model. Periods reported prior to December 31, 2020, have been accounted for under the incurred loss model.

Consolidated Statements of Income Data
(unaudited)

	For the Three Months Ended			For the Year Ended
(In thousands, except per share data)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest Income
Interest and fees on loans	$33,810	$33,025	$35,379	$134,000	$143,399
Taxable interest on investments	4,158	4,480	4,780	18,399	19,509
Nontaxable interest on investments	815	823	758	3,253	2,701
Dividend income	157	163	160	655	722
Other interest income	202	176	475	893	2,187
Total interest income	39,142	38,667	41,552	157,200	168,518
Interest Expense
Interest on deposits	2,591	2,899	7,459	15,544	34,001
Interest on borrowings	246	394	961	1,837	3,621
Interest on subordinated debentures	844	893	893	3,512	3,266
Total interest expense	3,681	4,186	9,313	20,893	40,888
Net interest income	35,461	34,481	32,239	136,307	127,630
Provision for credit losses(1)	258	987	214	12,418	2,861
Net interest income after provision for credit losses	35,203	33,494	32,025	123,889	124,769
Non-Interest Income
Mortgage banking income, net	5,598	4,664	2,175	18,487	7,837
Debit card income	3,261	2,627	2,978	10,420	9,701
Service charges on deposit accounts	1,742	1,606	2,191	6,697	8,393
Income from fiduciary services	1,506	1,504	1,520	6,115	5,901
Brokerage and insurance commissions	798	755	683	2,832	2,625
Bank-owned life insurance	615	615	615	2,533	2,425
Customer loan swap fees	—	51	247	222	1,166
Net loss on sale of securities	—	—	(133)	—	(105)
Other income	811	874	1,672	3,184	4,170
Total non-interest income	14,331	12,696	11,948	50,490	42,113
Non-Interest Expense
Salaries and employee benefits	16,245	13,739	14,446	57,938	54,489
Furniture, equipment and data processing	3,180	3,076	2,770	11,756	10,881
Net occupancy costs	1,800	1,785	1,784	7,585	7,047
Consulting and professional fees	956	913	1,027	3,833	3,706
Debit card expense	969	972	947	3,753	3,613
Regulatory assessments	479	510	170	1,450	1,261
Amortization of core deposit intangible assets	171	170	176	682	705
Other real estate owned and collection costs, net	112	71	127	382	480
Other expenses	2,780	3,985	3,367	12,604	13,121
Total non-interest expense	26,692	25,221	24,814	99,983	95,303
Income before income tax expense	22,842	20,969	19,159	74,396	71,579
Income Tax Expense	4,564	4,194	3,921	14,910	14,376
Net Income	$18,278	$16,775	$15,238	$59,486	$57,203
Per Share Data
Basic earnings per share	$1.22	$1.12	$1.00	$3.96	$3.70
Diluted earnings per share	$1.22	$1.11	$0.99	$3.95	$3.69
(1)     Reported balances for the three and 12 months ended December 31, 2020, have been accounted for under the CECL model. Reported balances for the three months ended September 30, 2020 and December 31, 2019, and 12 months ended December 31, 2019, have been accounted for under the incurred loss method.

Quarterly Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance			Yield/Rate
	For the Three Months Ended			For the Three Months Ended
(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	September 30, 2020	December 31, 2019
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$267,083	$216,027	$79,578	0.09%	0.09%	1.74%
Investments - taxable	945,866	906,374	804,587	1.88%	2.11%	2.52%
Investments - nontaxable(1)	121,354	122,204	112,730	3.40%	3.41%	3.40%
Loans(2):
Commercial real estate	1,348,269	1,315,958	1,249,961	3.65%	3.74%	4.40%
Commercial(1)	331,707	372,416	403,601	3.89%	3.73%	4.41%
SBA PPP	186,416	221,672	—	7.74%	4.16%	—%
Municipal(1)	20,645	19,072	18,469	3.46%	3.52%	3.66%
HPFC	13,947	16,104	22,516	6.98%	8.09%	7.56%
Residential real estate	1,093,367	1,083,052	1,078,485	3.96%	4.00%	4.38%
Consumer and home equity	287,665	305,194	345,487	4.25%	4.31%	5.11%
Total loans	3,282,016	3,333,468	3,118,519	4.07%	3.92%	4.49%
Total interest-earning assets	4,616,319	4,578,073	4,115,414	3.38%	3.37%	4.02%
Other assets	405,976	417,956	349,786
Total assets	$5,022,295	$4,996,029	$4,465,200

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$800,391	$741,757	$558,677	—%	—%	—%
Interest checking	1,371,910	1,339,389	1,165,610	0.23%	0.26%	0.79%
Savings	589,856	557,718	471,777	0.04%	0.06%	0.08%
Money market	700,949	737,782	642,174	0.33%	0.35%	1.16%
Certificates of deposit	373,364	417,788	533,416	0.89%	1.07%	1.66%
Total deposits	3,836,470	3,794,434	3,371,654	0.23%	0.29%	0.77%
Borrowings:
Brokered deposits	286,038	242,390	187,125	0.46%	0.26%	2.02%
Customer repurchase agreements	183,337	194,937	247,780	0.40%	0.42%	1.20%
Subordinated debentures	59,327	59,269	59,037	5.66%	6.00%	6.01%
Other borrowings	25,000	73,370	44,816	1.00%	1.02%	1.88%
Total borrowings	553,702	569,966	538,758	1.02%	1.01%	2.07%
Total funding liabilities	4,390,172	4,364,400	3,910,412	0.33%	0.38%	0.94%
Other liabilities	110,452	118,727	81,261
Shareholders' equity	521,671	512,902	473,527
Total liabilities & shareholders' equity	$5,022,295	$4,996,029	$4,465,200
Net interest rate spread (fully-taxable equivalent)				3.05%	2.99%	3.08%
Net interest margin (fully-taxable equivalent)				3.06%	3.00%	3.12%
Net interest margin (fully-taxable equivalent), excluding fair value mark accretion and collection of previously charged-off acquired loans(3)				3.03%	2.96%	3.09%
(1)     Reported on tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)     Non-accrual loans and loans held for sale are included in total average loans.
(3)     Excludes the impact of the fair value mark accretion on loans and certificates of deposit generated in purchase accounting and collection of previously charged-off acquired loans for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019, totaling $339,000, $453,000 and $326,000, respectively.

Year-to-Date Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance		Yield/Rate
	For the Year Ended		For the Year Ended
(In thousands)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$179,718	$67,288	0.19%	2.13%
Investments - taxable	874,823	825,674	2.24%	2.54%
Investments - nontaxable(1)	121,302	99,024	3.39%	3.45%
Loans(2):
Commercial real estate	1,310,160	1,260,412	3.92%	4.66%
Commercial(1)	381,087	390,689	3.97%	4.68%
SBA PPP	146,918	—	5.28%	—%
Municipal(1)	19,073	19,181	3.56%	3.59%
HPFC	17,000	27,502	8.23%	8.05%
Residential real estate	1,085,064	1,045,668	4.05%	4.33%
Consumer and home equity	312,076	346,769	4.48%	5.35%
Total loans	3,271,378	3,090,221	4.11%	4.65%
Total interest-earning assets	4,447,221	4,082,207	3.56%	4.15%
Other assets	398,224	328,301
Total assets	$4,845,445	$4,410,508

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$684,539	$519,078	—%	—%
Interest checking	1,289,501	1,123,268	0.35%	0.93%
Savings	536,014	476,860	0.06%	0.08%
Money market	701,640	607,383	0.50%	1.24%
Certificates of deposit	454,750	506,971	1.27%	1.57%
Total deposits	3,666,444	3,233,560	0.38%	0.81%
Borrowings:
Brokered deposits	242,951	316,475	0.60%	2.42%
Customer repurchase agreements	205,890	241,899	0.64%	1.25%
Subordinated debentures	59,228	59,007	5.93%	5.54%
Other borrowings	58,601	29,132	0.89%	2.05%
Total borrowings	566,670	646,513	1.20%	2.25%
Total funding liabilities	4,233,114	3,880,073	0.49%	1.05%
Other liabilities	108,707	70,570
Shareholders' equity	503,624	459,865
Total liabilities & shareholders' equity	$4,845,445	$4,410,508
Net interest rate spread (fully-taxable equivalent)			3.07%	3.10%
Net interest margin (fully-taxable equivalent)			3.09%	3.15%
Net interest margin (fully-taxable equivalent), excluding fair value mark accretion and collection of previously charged-off acquired loans(3)			3.06%	3.11%
(1)    Reported on tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)    Non-accrual loans and loans held for sale are included in total average loans.
(3)     Excludes the impact of the fair value mark accretion on loans and certificates of deposit generated in purchase accounting and collection of previously charged-off acquired loans for the years ended December 31, 2020 and 2019, totaling $1.5 million and $1.6 million, respectively.

Asset Quality Data
(unaudited)

(In thousands)	At or For The Year Ended December 31, 2020	At or For The Nine Months Ended September 30, 2020	At or For The Six Months Ended June 30, 2020	At or For The Three Months Ended March 31, 2020	At or For The Year Ended December 31, 2019
Non-accrual loans:
Residential real estate	$3,531	$4,017	$4,664	$3,499	$4,096
Commercial real estate	518	565	432	646	1,122
Commercial(1)	1,607	1,114	1,091	1,070	784
Consumer and home equity	1,996	2,503	2,371	2,102	2,154
Total non-accrual loans	7,652	8,199	8,558	7,317	8,156
Accruing troubled-debt restructured loans not included above	2,818	2,952	2,874	3,008	2,993
Total non-performing loans	10,470	11,151	11,432	10,325	11,149
Other real estate owned	236	—	118	94	94
Total non-performing assets	$10,706	$11,151	$11,550	$10,419	$11,243
Loans 30-89 days past due:
Residential real estate	$2,297	$1,784	$4,016	$1,781	$2,227
Commercial real estate	50	2,056	1,625	2,641	1,582
Commercial(1)	430	1,638	223	1,725	791
Consumer and home equity	440	434	388	1,379	750
Total loans 30-89 days past due	$3,217	$5,912	$6,252	$7,526	$5,350
Allowance for loan losses at the beginning of the period	$25,171	$25,171	$25,171	$25,171	$24,712
Impact of adopting CECL	233	—	—	—	—
Provision for loan losses	13,215	12,172	11,172	1,772	2,862
Charge-offs:
Residential real estate	121	121	96	96	462
Commercial real estate	103	104	71	50	300
Commercial(1)	1,130	857	673	253	1,238
Consumer and home equity	484	199	134	91	713
Total charge-offs	1,838	1,281	974	490	2,713
Total recoveries	(1,084)	(352)	(170)	(68)	(310)
Net charge-offs	754	929	804	422	2,403
Allowance for loan losses at the end of the period	37,865	36,414	35,539	26,521	25,171
Allowance for off-balance sheet credit exposures(2)(3)	2,568	9	22	24	21
Allowance for credit losses	$40,433	$36,423	$35,561	$26,545	$25,192
Ratios:
Non-performing loans to total loans	0.33%	0.34%	0.34%	0.33%	0.36%
Non-performing assets to total assets	0.22%	0.22%	0.23%	0.23%	0.25%
Allowance for loan losses to total loans	1.18%	1.11%	1.07%	0.84%	0.81%
Allowance for loan losses to total loans, excluding SBA PPP loans(4)	1.23%	1.19%	1.14%	0.84%	0.81%
Net (recoveries) charge-offs to average loans (annualized)
Quarter-to-date	(0.02)%	0.01%	0.05%	0.05%	0.09%
Year-to-date	0.02%	0.04%	0.05%	0.05%	0.08%
Allowance for loan losses to non-performing loans	361.65%	326.55%	310.87%	256.86%	225.77%
Loans 30-89 days past due to total loans	0.10%	0.18%	0.19%	0.24%	0.17%
(1)    Includes the HPFC loan portfolio.
(2)    Period ended December 31, 2020, includes a $3.3 million increase upon adoption of CECL. Prior periods were not restated for CECL.
(3)    Presented within accrued interest and other liabilities on the consolidated statements of condition.
(4)    This is a non-GAAP measure. Please refer to "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)" for further details.

Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)

Return on Average Tangible Equity:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income, as presented	$18,278	$16,775	$15,238	$59,486	$57,203
Add: amortization of core deposit intangible assets, net of tax(1)	135	134	139	539	557
Net income, adjusted for amortization of core deposit intangible assets	$18,413	$16,909	$15,377	$60,025	$57,760
Average equity, as presented	$521,671	$512,902	$473,527	$503,624	$459,865
Less: average goodwill and core deposit intangible assets	(97,622)	(97,794)	(98,307)	(97,880)	(98,570)
Average tangible equity	$424,049	$415,108	$375,220	$405,744	$361,295
Return on average equity	13.94%	13.01%	12.77%	11.81%	12.44%
Return on average tangible equity	17.27%	16.21%	16.26%	14.79%	15.99%
(1)    Assumed a 21% tax rate.

Efficiency Ratio:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Non-interest expense, as presented	$26,692	$25,221	$24,814	$99,983	$95,303
Less: legal settlement	—	(1,200)	—	(1,200)	—
Adjusted non-interest expense	$26,692	$24,021	$24,814	$98,783	$95,303
Net interest income, as presented	$35,461	$34,481	$32,239	$136,307	$127,630
Add: effect of tax-exempt income(1)	290	292	277	1,155	1,029
Non-interest income, as presented	14,331	12,696	11,948	50,490	42,113
Add: net loss on sale of securities	—	—	133	—	105
Adjusted net interest income plus non-interest income	$50,082	$47,469	$44,597	$187,952	$170,877
GAAP efficiency ratio	53.61%	53.46%	56.16%	53.52%	56.15%
Non-GAAP efficiency ratio	53.30%	50.60%	55.64%	52.56%	55.77%
(1)     Assumed a 21% tax rate.

Pre-tax, Pre-provision Earnings:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income, as presented	$18,278	$16,775	$15,238	$59,486	$57,203
Add: provision for credit losses	258	987	214	12,418	2,861
Add: income tax expense	4,564	4,194	3,921	14,910	14,376
Pre-tax, pre-provision earnings	$23,100	$21,956	$19,373	$86,814	$74,440

Adjusted Yield on Interest-Earning Assets:
	For the Three Months Ended			For the Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Yield on interest-earning assets, as presented	3.38%	3.37%	4.02%	3.56%	4.15%
Add: effect of excess liquidity on yield on interest-earning assets	0.15%	0.11%	0.01%	0.09%	0.01%
Less: effect of SBA PPP loans on yield on interest-earning assets	(0.19)%	(0.04)%	—%	(0.06)%	—%
Adjusted yield on interest-earning assets	3.34%	3.44%	4.03%	3.59%	4.16%

Adjusted Net Interest Margin (Fully-Taxable Equivalent):
	For the Three Months Ended			For the Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net interest margin (fully-taxable equivalent), as presented	3.06%	3.00%	3.12%	3.09%	3.15%
Add: effect of excess liquidity on net interest margin (fully-taxable equivalent)	0.13%	0.09%	0.01%	0.08%	0.01%
Less: effect of SBA PPP loans on net interest margin (fully-taxable equivalent)	(0.20)%	(0.06)%	—%	(0.07)%	—%
Adjusted net interest margin (fully-taxable equivalent)	2.99%	3.03%	3.13%	3.10%	3.16%

Allowance for Loan Losses to Total Loans, excluding SBA PPP Loans:
(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019
Allowance for loan losses, as presented	$37,865	$36,414	$25,171
Less: allowance for loan losses on SBA PPP loans	(69)	(115)	—
Adjusted allowance for loan losses	$37,796	$36,299	$25,171
Total loans, as presented	$3,219,822	$3,274,842	$3,095,023
Less: SBA PPP loans	(135,095)	(223,838)	—
Adjusted total loans	$3,084,727	$3,051,004	$3,095,023
Allowance for loan losses to total loans	1.18%	1.11%	0.81%
Allowance for loan losses to total loans, excluding SBA PPP loans	1.23%	1.19%	0.81%

Tangible Book Value Per Share and Tangible Common Equity Ratio:
	December 31, 2020	September 30, 2020	December 31, 2019
(In thousands, except number of shares and per share data)
Tangible Book Value Per Share:
Shareholders' equity, as presented	$529,314	$517,522	$473,415
Less: goodwill and core deposit intangible assets	(97,540)	(97,711)	(98,222)
Tangible shareholders' equity	$431,774	$419,811	$375,193
Shares outstanding at period end	14,909,097	14,917,344	15,144,719
Book value per share	$35.50	$34.69	$31.26
Tangible book value per share	$28.96	$28.14	$24.77
Tangible Common Equity Ratio:
Total assets	$4,898,745	$5,153,793	$4,429,521
Less: goodwill and core deposit intangible assets	(97,540)	(97,711)	(98,222)
Tangible assets	$4,801,205	$5,056,082	$4,331,299
Common equity ratio	10.81%	10.04%	10.69%
Tangible common equity ratio	8.99%	8.30%	8.66%

Core Deposits:
(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019
Total deposits	$4,005,244	$4,224,044	$3,537,743
Less: certificates of deposit	(357,666)	(405,434)	(521,752)
Less: brokered deposits	(283,567)	(291,616)	(191,005)
Core deposits	$3,364,011	$3,526,994	$2,824,986

Average Core Deposits:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Total average deposits	$3,836,470	$3,794,434	$3,371,654	$3,666,444	$3,233,560
Less: average certificates of deposit	(373,364)	(417,788)	(533,416)	(454,750)	(506,971)
Average core deposits	$3,463,106	$3,376,646	$2,838,238	$3,211,694	$2,726,589